UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): March 28, 2008
MIDWEST BANC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE State or Other Jurisdiction of Incorporation or Organization	000-29598 Commission File No.	36-3252484 I.R.S. Employer Identification Number
501 W. NORTH AVENUE
MELROSE PARK, ILLINOIS 60160
(Address of principal executive offices)
(708) 865-1053
(Registrant’s Telephone Number,
Including Area Code)
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Midwest Bank and Trust Company (the “Bank”), a wholly owned subsidiary of Midwest Banc Holdings, Inc. (“Midwest”), completed on March 28, 2008 the previously announced sale of two properties for $18.4 million creating a pre-tax gain of $15.2 million. The properties (a building with a parking lot and a second parking lot) are located in the Bucktown area of Chicago at 1601 North Milwaukee Avenue and 1617-1622 North Damen Avenue. Midwest will continue to operate its existing Milwaukee Avenue branch in Bucktown for a period of at least 9 months through a continuing occupancy arrangement with the buyer after which it expects to relocate to a new branch in close proximity to the existing branch location. The Bank will pay $75,000 per month to rent the Milwaukee Avenue space and has vacated the Damen Avenue parking lot. The Bank will also be responsible for one-half of the real estate taxes and the premiums for casualty and liability insurance on the Milwaukee Avenue property during the occupancy period.
On March 31, 2008, Midwest reduced its $70 million term loan to $55 million by restructuring $15 million of this senior credit facility as subordinated debt. The other terms of the term note are essentially unchanged and apply to the subordinated debt except that the subordinated debt is unsecured.
The new subordinated debt will be treated as Tier 2 capital further building Midwest’s risk-based capital as a follow-on to the December 2007 preferred stock offering. The subordinated debt will mature on March 31, 2018 and will bear interest at 1-month LIBOR plus 350 basis points with interest only payable monthly. The subordinated debt is unsecured and may be prepaid without penalties.
The following financial covenants apply to the term loan, subordinated debt and revolving line of credit:
(1)	the subsidiary bank must not have nonperforming loans in excess of 3.00% of total loans;

(2)	the subsidiary bank must report a quarterly profit, excluding charges related to acquisitions; and

(3)	the subsidiary bank must be considered well capitalized under regulatory capital guidelines.
The Company is in compliance with these financial covenants, as of March 31, 2008.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On March 31, 2008, Midwest reduced its $70 million term loan to $55 million by restructuring $15 million of this senior credit facility as subordinated debt. The other terms of the term note are essentially unchanged and apply to the subordinated debt except that the subordinated debt is unsecured.
The new subordinated debt will be treated as Tier 2 capital, further increasing Midwest’s risk-based capital as a follow-on to the December 2007 preferred stock offering. The subordinated debt will mature on March 31, 2018 and will bear interest at 1-month LIBOR plus 350 basis points with interest only payable monthly. The subordinated debt is unsecured and may be prepaid without penalties.
The following financial covenants apply to the term loan, subordinated debt and revolving line of credit:
(1)	the subsidiary bank must not have nonperforming loans in excess of 3.00% of total loans;

(2)	the subsidiary bank must report a quarterly profit, excluding charges related to acquisitions; and

(3)	the subsidiary bank must be considered well capitalized, under regulatory capital guidelines.
The Company is in compliance with these financial covenants, as of March 31, 2008.
Item 7.01 Regulation FD Disclosure.
On April 3, 2008, Midwest announced the completion of the sale of its Bucktown Facility, the restructuring of a portion of its term loan, the prepayment of $130 million of Federal Home Loan Bank advances and the charge-off of $10.8 million relating to the previously disclosed Large Problem Credit (“LPC”).
A copy of the press release issued by Midwest is filed as Exhibit 99.1.
The information set forth above, including the exhibit attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in our filings under the Securities Act of 1933, except as shall be expressly set forth by specific references in such filings.
Item 8.01 Other Material Event.
Midwest prepaid $130 million of fixed rate Federal Home Loan Bank Advances with a weighted average interest rate of approximately 4.9% and average remaining term of 30 months. It is expected that these advances will be replaced with instruments at a weighted average rate below 2.5%. The prepayment penalty was $7.1 million (pre-tax).
Midwest also made the determination at March 31, 2008 to charge-off $10.8 million relating to the previously disclosed LPC. This charge-off had the effect of eliminating substantially all of the loan loss allowance previously allocated to this credit.

Item 9.01	Exhibits
99.1	Press release dated April 3, 2008

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST BANC HOLDINGS, INC.
Date: April 3, 2008	By:	/s/ JoAnn Sannasardo Lilek
JoAnn Sannasardo Lilek
Executive Vice President and Chief Financial Officer

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